Exhibit 99.1

              FIBERSTARS TO PRESENT AT MERRIMAN ENERGY CONFERENCE;
                      INTRODUCES NEW EFO(R) LAMP, FIXTURES

    FREMONT, Calif., May 2 /PRNewswire-FirstCall/ -- Fiberstars, Inc. (Nasdaq:
FBST) is presenting at the Merriman Curhan Ford & Co. Next Generation Energy Conference at the St. Regis Hotel in New York, May 3, 2005.

    Fiberstars EFO is a new technology fiber optic lighting system, which delivers material energy savings over conventional lighting sources. The 70 watt lamp in the EFO system can replace up to eight 50 watt halogen lamps, an energy savings of over 80%. It also can replace four 26 watt compact fluorescent lamps, an energy savings of 33%, and 60 3-watt LED devices, an energy savings of over 60%. Energy efficient lighting is important in retail and other environments today, as new regulations are restricting the amount of watts that can be used to light spaces.

    John Davenport, Fiberstars COO/CTO, will be the first presenter at the Merriman Next Generation Energy Conference. John is recognized around the world as a lighting expert. Before joining Fiberstars in 1999 to head EFO development, he spent 25 years at GE Lighting where he held many positions, including manager of their R&D department and development manager for high performance LED projects. He was responsible for over 100 patents at GE. Fiberstars holds 41 patents, with another 25 pending, most of which are by John and his team.

    Fiberstars introduced a new "Daylight" lamp for EFO at two recent trade shows, The International Lightfair in New York, and the Edison Electric Institute National Accounts Spring 2005 Workshop in Las Vegas.

    The Company also introduced new EFO fixtures: The Durable Docklight(TM), the Cloud(TM) suspended track-like fixture and a low profile downlight fixture for low above-ceiling height situations, retail display cabinets or other installations where space is tight.

    The interest in EFO expressed by customers at the trade shows was very high. Nineteen national accounts asked for tests or follow up meetings. EFO is already in use by Whole Foods Markets, Albertsons, Giant Eagle supermarkets, Cinemark multiplex theaters and many others.

    The Daylight lamp meets the demand for premium white light. It has a high color rendering index, indicating its ability to accurately render the color red. The new Daylight lamp and the existing Warm White lamp give customers more choices in the application of EFO. The new lamp is expected to broaden the marketing opportunities for EFO, especially in lighting clothing, cosmetics and in other color sensitive environments, including museums and commercial buildings. The new lamp is being beta site tested now, and is expected to ship in the 3rd quarter.

    The Durable Docklight attracted a great deal of customer interest. Not only can it replace halogen lamp docklights and save energy, but its light is delivered by durable plastic fiber instead of a fragile electric light bulb. Some warehouses have been cited by OSHA for having shards of glass from broken docklight lamps. The comparative ruggedness of the EFO Durable Docklight was dramatically demonstrated at the trade shows by a video showing a Fiberstars engineer hitting it -- and the competition -- with full force using a baseball bat.

    The Cloud is targeted at high ceiling applications where track lighting fixtures are now used. The new low profile fixture requires only 3 inches of installation height and can be used where space considerations prevent other downlights from being used. The absence of heat in the EFO light also lends itself to installation in tight spaces.

    To date, Fiberstars EFO has received $12.7 million in government R&D awards from the Departments of Defense (DARPA), Commerce (NIST) and Energy (SBIRs). The Company anticipates testing a milspec version of EFO, called HEDLight, in Navy ships later this year or in early 2006.

    About Fiberstars
    Fiberstars is the world's leading supplier of fiber optic lighting. Fiberstars products are designed, manufactured and marketed in the commercial lighting, sign and swimming pool and spa markets. Fiber optic lighting provides aesthetic, safety, energy savings and maintenance cost benefits over conventional lighting. Fiberstars has 41 patents on its technologies for fiber optic lighting. Customers include fast food restaurant chains, theme parks and casinos, hotels, retail stores, swimming pool builders, spa manufacturers and many others. Company headquarters are located at 44259 Nobel Dr., Fremont, California. The Company has additional offices in Solon, Ohio, New York City, England and Germany. Telephone 510-490-0719. Web site: www.fiberstars.com.

    Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding the goals and business outlook for 2005 and thereafter, the benefits of the customer contacts, trade show presentations and marketing arrangements, the expected growth of and percentage of the company to be represented by EFO, expected product development and introductory timing, expected overall sales growth and profitability, and expected benefits, revenues and products from DARPA, Department of Commerce and Department of Energy R&D work. Investors are cautioned that all forward-looking statements involve risks and uncertainties. Actual results may differ materially from the results predicted. Risk factors that could affect the Company's future include, but are not limited to, a slowing of the U.S. and world economy and its effects on Fiberstars' markets, failure to develop marketable products from new technologies, failure of EFO or other new products to meet performance expectations, unanticipated costs of integrating acquisitions into the Fiberstars operation, delays in manufacturing of products, increased competition, other adverse sales and distribution factors and greater than anticipated costs and/or warranty expenses. For more information about potential factors which could affect Fiberstars financial results, please refer to Fiberstars' SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2004, and its quarterly reports on Form 10-Q. These forward-looking statements speak only as of the date hereof. Fiberstars disclaims any intention or obligation to update or revise any forward-looking statements.

SOURCE  Fiberstars, Inc.
    -0-                             05/02/2005
    /CONTACT: David Ruckert, CEO, +1-510-490-0719, or John Davenport COO/CTO, +1-510-490-0719, or Bob Connors, CFO, +1-510-490-0719, all of Fiberstars,
Inc./
    /Web site:  http://www.fiberstars.com /

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